Exhibit 99.1

Investor Contact:	Adam Hanan
(615) 443-9887

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL REPORTS STRONG FOURTH QUARTER AND FULL YEAR FISCAL 2019 RESULTS

Comparable store restaurant sales growth and traffic outperform the casual dining industry

Earnings exceeded expectations

LEBANON, Tenn. – September 17, 2019 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the fourth quarter of fiscal 2019 ended August 2, 2019.

Fourth Quarter Fiscal 2019 Highlights

•	Comparable store restaurant sales growth of 3.8% and traffic growth of 0.2% outperformed the casual dining industry.

•	Earnings per diluted share were $2.70 compared to prior year fourth quarter GAAP earnings per diluted share of $2.55, or $2.19 per share when adjusting for the impact of the prior year 53rd week.

•	As previously announced, the Company entered into a strategic relationship with Punch Bowl Social (“PBS”) on July 18, 2019 by acquiring a non-controlling ownership stake in PBS.

Full Year Fiscal 2019 Highlights

•	For the full fiscal year, comparable store restaurant sales growth of 2.6% and traffic of -0.7% outperformed the casual dining industry.

•

Fiscal 2019 earnings per diluted share were $9.27 compared to prior year GAAP earnings per diluted share of $10.29 (including a $1.06 per share benefit in Q2 2018 resulting from a one-time non-cash revaluation of the Company’s deferred tax liability in conjunction with the Tax Cut and Jobs Act of 2017) and adjusted earnings per diluted share of $8.87 (see non-GAAP reconciliation below).

•

During fiscal 2019, the Company declared regular quarterly dividends totaling $5.05 per share. Additionally, the Company declared a special dividend of $3.00 per share, bringing the total declared dividends in fiscal 2019 to $8.05 per share.

Commenting on the fourth quarter and full year results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “In fiscal 2019, our teams drove performance through an increased focus on our menu, the guest experience, and the continued expansion of our off-premise business. We ended the fiscal year with a strong quarter, delivering comparable store restaurant sales and traffic growth in the fourth quarter that outperformed the casual dining industry, and I was especially pleased with the results of our Signature Fried Chicken initiative. As we enter our 50th year of Pleasing People, we believe our fiscal 2020 business plans will help build on our momentum and support long-term value creation.”

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Cracker Barrel Reports Fourth Quarter Fiscal 2019 Results

September 17, 2019

Fourth Quarter Fiscal 2019 Results

Revenue

The Company reported total revenue of $787.1 million for the fourth quarter of fiscal 2019, representing a decrease of 2.9% over the fourth quarter of the prior year, which included a 53rd week. Adjusting for the impact of the extra week in fiscal 2018, revenue increased 4.6%. Cracker Barrel comparable store restaurant sales increased 3.8%, representing a 3.6% increase in average check and a 0.2% increase in comparable store restaurant traffic. The average menu price increase for the quarter was approximately 2.3%. Comparable store retail sales increased 0.4% from the prior year quarter.

Cracker Barrel comparable store restaurant traffic, average check, and comparable store restaurant sales and retail sales for the fourth quarter were as follows:

Fourth Quarter
Comparable restaurant traffic	0.2%
Average check	3.6%
Comparable restaurant sales	3.8%
Comparable retail sales	0.4%

Operating Income

Operating income in the fourth quarter was $79.4 million, or 10.1% of total revenue, a decrease from the prior year quarter of $82.8, or 10.2% of revenue. As a percentage of total revenue, increases in other operating expenses and general and administrative expenses were partially offset by reductions in cost of goods sold and labor and related expenses. Adjusted for the impact of the 53rd week, prior year operating income was $71.5 million, or 9.5% of sales.

Earnings per Diluted Share

Earnings per diluted share were $2.70 compared to prior year fourth quarter GAAP earnings per diluted share of $2.55, or $2.19 per share when adjusting for the impact of the 53rd week.

Fiscal 2019 Results

The Company reported total revenue of $3.07 billion for the fiscal year, representing an increase of 1.4% over the prior year. Adjusted for the 53rd week in the prior fiscal year, total revenue increased by 3.4%. Comparable store restaurant sales increased 2.6%, including a 3.3% increase in average check partially offset by a 0.7% decrease in store traffic. Comparable store retail sales increased 0.1% for the fiscal year.

Operating income for fiscal 2019 was $282.8 million, or 9.2% of total revenue, compared to $293.6 million, or 9.7% of total revenue, in the prior year. Adjusted for the 53rd week in the prior fiscal year, operating income was $282.4 million, or 9.5% of total revenue.

Fiscal 2019 earnings per diluted share were $9.27 compared to prior year GAAP earnings per diluted share of $10.29 (including a $1.06 per share benefit in Q2 2018 resulting from a one-time non-cash revaluation of the Company’s deferred tax liability in conjunction with the Tax Cut and Jobs Act of 2017) and adjusted earnings per diluted share of $8.87 (see non-GAAP reconciliation below).

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Cracker Barrel Reports Fourth Quarter Fiscal 2019 Results

September 17, 2019

Fiscal 2020 Outlook

The Company is providing the following outlook for fiscal 2020:

•	Total revenue of $3.15 billion to $3.20 billion

•	Comparable store restaurant sales growth of 2.0% to 3.0%

•	Comparable store retail sales growth of approximately 1.0%

•	Operating income margin of approximately 9.0% as a percent of total revenue

•	Depreciation expense of $110 million to $115 million

•	Net interest expense of approximately $14 million

•	Capital expenditures of $115 million to $125 million

•	An effective tax rate of approximately 17.0%, which assumes a renewal of the Work Opportunity Tax Credit

•	Earnings per diluted share, excluding any impacts from Punch Bowl Social, between $9.30 and $9.45

•

The Company anticipates its investment in Punch Bowl Social will have an unfavorable impact of approximately $0.50, driven primarily by pre-opening expenses; taking these impacts into account, the Company expects to report earnings per diluted share between $8.80 and $8.95

The Company reminds investors that its outlook for fiscal 2020 reflects a number of assumptions, many of which are outside the Company’s control.

Fiscal 2019 Fourth Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through October 2, 2019.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real homestyle food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage – all at a fair price. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Holler and Dash® restaurants. For more information about the company, visit crackerbarrel.com.

CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking statements are subject to completion of our financial procedures for Q4 FY 2019 and are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of

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Cracker Barrel Reports Fourth Quarter Fiscal 2019 Results

September 17, 2019

forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, and weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; information technology-related incidents, including data privacy and information security breaches, whether as a result of infrastructure failures, employee or vendor errors, or actions of third parties; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; uncertain performance of strategic investments and other initiatives that we may pursue now or in the future, including our non-controlling ownership interest in PBS; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; our ability to enter successfully into new geographic markets that may be less familiar to us; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports Fourth Quarter Fiscal 2019 Results

September 17, 2019

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	Fourth Quarter Ended			Twelve Months Ended
			Percentage			Percentage
	8/2/19	8/3/18	Change	8/2/19	8/3/18	Change
Total revenue	$787,098	$810,893	(3)%	$3,071,951	$3,030,445	1%
Cost of goods sold (exclusive of depreciation and rent)	226,532	245,977	(8)	931,077	935,397	(0)
Labor and other related expenses	276,177	286,657	(4)	1,078,751	1,055,811	2
Other store operating expenses	164,477	160,046	3	626,453	601,889	4

Store operating income	119,912	118,213	1	435,670	437,348	(0)
General and administrative expenses	40,542	35,442	14	152,826	143,756	6

Operating income	79,370	82,771	(4)	282,844	293,592	(4)
Interest expense	3,851	4,277	(10)	16,488	15,169	9

Pretax income	75,519	78,494	(4)	266,356	278,423	(4)
Provision for income taxes	10,494	17,140	(39)	42,955	30,803	39

Net income	$65,025	$61,354	6	$223,401	$247,620	(10)

Earnings per share – Basic:	$2.70	$2.56	5	$9.29	$10.31	(10)

Earnings per share – Diluted:	$2.70	$2.55	6	$9.27	$10.29	(10)

Weighted average shares:
Basic	24,044,455	24,004,826	0	24,037,272	24,011,161	0
Diluted	24,113,705	24,074,999	0	24,096,396	24,075,614	0

Ratio Analysis
Total revenue:
Restaurant	82.6%	82.0%		80.8%	80.5%
Retail	17.4	18.0		19.2	19.5

Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold (exclusive of depreciation and rent)	28.8	30.3		30.3	30.9
Labor and other related expenses	35.1	35.4		35.1	34.8
Other store operating expenses	20.9	19.7		20.4	19.9

Store operating income	15.2	14.6		14.2	14.4
General and administrative expenses	5.1	4.4		5.0	4.7

Operating income	10.1	10.2		9.2	9.7
Interest expense	0.5	0.5		0.5	0.5

Pretax income	9.6	9.7		8.7	9.2
Provision for income taxes	1.3	2.1		1.4	1.0

Net income	8.3%	7.6%		7.3%	8.2%

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Cracker Barrel Reports Fourth Quarter Fiscal 2019 Results

September 17, 2019

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	8/2/19	8/3/18
Assets
Cash and cash equivalents	$36,884	$114,656
Accounts receivable	22,757	19,496
Inventory	154,958	156,253
Prepaid expenses and other current assets	27,781	16,347
Property and equipment, net	1,168,965	1,149,135
Investment in unconsolidated subsidiary	89,100	0
Other long-term assets	80,780	71,468

Total assets	$1,581,225	$1,527,355

Liabilities and Shareholders’ Equity
Accounts payable	$132,221	$122,332
Other current liabilities	260,253	242,287
Long-term debt	400,000	400,000
Other long-term obligations	139,922	128,794
Deferred income taxes	44,119	52,161
Shareholders’ equity, net	604,710	581,781

Total liabilities and shareholders’ equity	$1,581,225	$1,527,355

Common shares issued and outstanding	24,049,240	24,011,550

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Cracker Barrel Reports Fourth Quarter Fiscal 2019 Results

September 17, 2019

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Twelve Months Ended
	8/2/19	8/3/18
Cash flows from operating activities:
Net income	$223,401	$247,620
Depreciation and amortization	107,537	93,692
Loss on disposition of property and equipment	10,265	7,119
Share-based compensation	8,181	6,977
Decrease in inventories	1,295	114
Increase in accounts payable	9,889	3,937
Net changes in other assets and liabilities	2,228	(28,839)

Net cash provided by operating activities	362,796	330,620

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(137,540)	(151,633)
Proceeds from sale of property and equipment	151	411
Purchase of investment in unconsolidated subsidiary	(89,100)	0
Notes receivable from unconsolidated subsidiary	(15,085)	0

Net cash used in investing activities	(241,574)	(151,222)

Cash flows from financing activities:
(Taxes withheld) from exercise of share-based compensation awards, net	(2,497)	(3,816)
Purchases and retirement of common stock	0	(14,772)
Deferred financing costs	(3,022)	0
Dividends on common stock	(193,475)	(207,155)

Net cash used in financing activities	(198,994)	(225,743)

Net (decrease) in cash and cash equivalents	(77,772)	(46,345)
Cash and cash equivalents, beginning of period	114,656	161,001

Cash and cash equivalents, end of period	$36,884	$114,656

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Cracker Barrel Reports Fourth Quarter Fiscal 2019 Results

September 17, 2019

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	8/2/19	8/3/18	8/2/19	8/3/18
Units in operation:
Open at beginning of period	666	659	660	649
Opened during period	1	1	8	11
Closed during period	0	0	(1)	0

Open at end of period	667	660	667	660

Total revenue: (In thousands, on comparable 13 and 52 week periods)
Restaurant	$650,104	$616,925	$2,482,377	$2,391,037
Retail	136,994	135,615	589,574	581,055

Total revenue	$787,098	$752,540	$3,071,951	$2,972,092

Cost of goods sold (excl. of depreciation and rent): (In thousands, on comparable 13 and 52 week periods)
Restaurant	$159,765	$160,484	$628,761	$613,500
Retail	66,767	68,067	302,316	304,471

Total cost of goods sold	$226,532	$228,551	$931,077	$917,971

Average unit volume: (In thousands, on comparable 13 and 52 week periods)
Restaurant	$974.8	$935.1	$3,735.2	$3,650.8
Retail	205.4	205.5	887.1	887.1

Total	$1,180.2	$1,140.6	$4,622.3	$4,537.9

Operating weeks:	8,670	8,577	34,559	34,057

	Q4 2019 vs. Q4 2018	12 mo. 2019 vs. 12 mo. 2018
Comparable store sales period to period increase (decrease):
Restaurant	3.8%	2.6%
Retail	0.4%	0.1%

Number of locations in comparable store base:
	644	640

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Cracker Barrel Reports Fourth Quarter Fiscal 2019 Results

September 17, 2019

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP basis operating results to adjusted non-GAAP operating results

(Unaudited)

In the accompanying press release the Company makes reference to its full year and fourth quarter 2018 adjusted revenues, operating income and earnings per share which excluded the impact of the 53rd week during the 2018 fiscal year and the one-time non-cash revaluation of a net deferred tax liability in the 2018 fiscal year. The Tax Cuts and Jobs Act of 2017, which became effective on January 1, 2018 and prior to the end of our fiscal 2018 second quarter, lowered the federal corporate income tax rate to 21%. During the second quarter of fiscal 2018, the Company recorded a provisional tax benefit for re-measurement of deferred tax liabilities due to this rate change of approximately $25 million. The Company believed that excluding this item from its financial results reflected the cash impact of tax reform for fiscal 2018, and as such provided investors with an enhanced understanding of the Company’s financial results. This information is not intended to be considered in isolation or as a substitute for net income or earnings per share information prepared in accordance with GAAP.

	Fourth Quarter ended August 3, 2018
	As Reported	Adjust	53rd week	As Adjusted
Total Revenue	$810,893	$—	(58,353)	$752,540

Store operating income	118,213	—	(13,309)	104,904
General and administrative expenses	35,442	—	(2,071)	33,371

Operating income	82,771	—	(11,238)	71,533
Interest Expense	4,277	—	(323)	3,954

Pretax income	78,494	—	(10,915)	67,579
Provision for income taxes	17,140	—	(2,383)	14,757

Net income	$61,354	$—	$(8,532)	$52,822

Earnings per share - Basic	$2.56	—	(0.36)	$2.20
Earnings per share - Diluted	$2.55	—	(0.36)	$2.19

	Twelve months ended August 3, 2018
	As Reported	Adjust	53rd week	As Adjusted
		(1)
Total Revenue	$3,030,445	$—	(58,353)	$2,972,092

Store operating income	437,348	—	(13,309)	424,039
General and administrative expenses	143,756	—	(2,071)	141,685

Operating income	293,592	—	(11,238)	282,354
Interest Expense	15,169	—	(323)	14,846

Pretax income	278,423	—	(10,915)	267,508
Provision for income taxes	30,803	25,596	(2,383)	54,016

Net income	$247,620	$(25,596)	$(8,532)	$213,492

Earnings per share - Basic	$10.31	(1.06)	(0.36)	$8.89
Earnings per share - Diluted	$10.29	(1.06)	(0.36)	$8.87

(1)	One-time Non-Cash Revaluation of Net Deferred Tax Liability

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